Exhibit 99.1
SIGNET JEWELERS REPORTS THIRD QUARTER FISCAL 2025 RESULTS
Q3 Results Within Expectations
Preferred Shares Fully Redeemed
Updates Fiscal 2025 Guidance
HAMILTON, Bermuda, December 5, 2024 – Signet Jewelers Limited (“Signet” or the "Company") (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended November 2, 2024 (“third quarter Fiscal 2025”).
"The Signet team delivered Q3 results within our expectations, reflecting a nearly 3-point sequential improvement in same store sales. New fashion merchandise, which carries a higher transaction value, and continued recovery in engagement, combined to maintain both average transaction value and merchandise margin in a competitive environment. Our updated Fiscal 2025 guidance reflects further integration challenges in Blue Nile and James Allen, leadership transition costs, and the accretive impact from the early completion of preferred shares redemption," said Joan Hilson, Chief Financial and Operating Officer. “I'm pleased to welcome J.K. and look forward to partnering with him to develop and capture additional opportunities for growth in the coming years."
"I’d like to thank the team for the warm reception I’ve received since joining Signet a month ago. I've been impressed by the team's laser focus on executing this holiday season,” said J.K. Symancyk, Chief Executive Officer. “As we look forward into next fiscal year, I believe there are opportunities to evolve our strategy to further fuel customer and shareholder value. I look forward to sharing more details on this work and our plans in the coming months."
Third Quarter Fiscal 2025 Highlights:
•Sales of $1.3 billion, down $42.5 million or 3.1% (down 3.4%(1) on a constant currency basis) to Q3 of FY24.
•Same store sales (“SSS”)(2) down 0.7% to Q3 of FY24.
•Operating income of $9.2 million, down from $13.3 million in Q3 of FY24.
•Adjusted operating income(1) of $16.2 million, down from $23.9 million in Q3 of FY24.
•Diluted earnings per share ("EPS") of $0.12, compared to $0.07 in Q3 of FY24. The current quarter EPS includes $0.13 of restructuring and related charges.
•Adjusted diluted EPS(1) of $0.24, compared to $0.24 in Q3 of FY24.
•Cash and cash equivalents, at quarter end, of $157.7 million, compared to $643.8 million in Q3 of FY24.
•Repurchased $66.5 million, or approximately 743,000 common shares, during the third quarter.

(1)     See the non-GAAP financial measures section below.
(2)    Same store sales include physical stores and eCommerce sales. As described further below, third quarter Fiscal 2025 same store sales have been calculated by aligning the sales weeks of the current quarter to the equivalent sales weeks in the prior fiscal year period.

(in millions, except per share amounts)	Fiscal 25 Q3	Fiscal 24 Q3	YTD Fiscal 2025	YTD Fiscal 2024
Sales	$1,349.4	$1,391.9	$4,351.2	$4,673.5
SSS % change (1) (2)	(0.7)%	(11.8)%	(4.6)%	(12.6)%
GAAP
Operating income (loss)	$9.2	$13.3	$(41.9)	$205.2
Operating margin	0.7%	1.0%	(1.0)%	4.4%
Diluted EPS (loss per share)	$0.12	$0.07	$(3.07)	$3.39
Adjusted (3)
Adjusted operating income	$16.2	$23.9	$142.6	$233.1
Adjusted operating margin	1.2%	1.7%	3.3%	5.0%
Adjusted diluted EPS	$0.24	$0.24	$2.62	$3.71
(1)     Same store sales include physical stores and eCommerce sales.
(2)     The 53rd week in Fiscal 2024 has resulted in a shift as the current fiscal year began a week later than the previous fiscal year. As such, same store sales for Fiscal 2025 have been calculated by aligning the sales weeks of the current quarter and year to date periods to the equivalent sales weeks in the prior fiscal year. Total reported sales continue to be calculated based on the reported fiscal periods.
(3)     See non-GAAP financial measures below.
Third Quarter Fiscal 2025 Results:

	Change from previous year
Third Quarter Fiscal 2025	Same store sales (1)	Non-same store sales, net	Total sales at constant exchange rate (2)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(0.8)%	(1.4)%	(2.2)%	(0.1)%	(2.3)%	$1,262.0
International segment	1.6%	(17.1)%	(15.5)%	4.1%	(11.4)%	$83.3
Other segment (3)	nm	nm	nm	nm	nm	$4.1
Signet	(0.7)%	(2.7)%	(3.4)%	0.3%	(3.1)%	$1,349.4
(1)     As noted above, third quarter Fiscal 2025 same store sales have been calculated by aligning the sales weeks of the current quarter to the equivalent sales weeks in the prior fiscal year period.
(2)     See non-GAAP financial measures below.
(3)    Includes sales from Signet’s diamond sourcing operation.
nm    Not meaningful.
By reportable segment:
North America
•Total sales of $1.3 billion, down $29.1 million or 2.3% to Q3 of FY24 reflecting a total average transaction value ("ATV") flat to last year, on a lower number of transactions.
•SSS declined 0.8% compared to Q3 of FY24.
International
•Total sales of $83.3 million, down $10.7 million or 11.4% to Q3 of FY24 (down 15.5% on a constant currency basis) reflecting a decrease of 13.4% in total ATV driven by the previously announced sale of prestige watch locations, as well as a lower number of transactions.
•SSS increased 1.6% compared to Q3 of FY24.
Gross margin was $485.3 million, down from $501.3 million in Q3 of FY24. Gross margin was 36.0% of sales, flat to Q3 of FY24.
SG&A was $469.6 million, down from $484.2 million in Q3 of FY24. SG&A was 34.8% of sales, flat to Q3 of FY24 and reflecting approximately $2.0 million of leadership transition costs.
Operating income was $9.2 million, or 0.7% of sales, compared to $13.3 million, or 1.0% of sales, in Q3 of FY24.
Adjusted operating income was $16.2 million, or 1.2% of sales, compared to $23.9 million, or 1.7% of sales, in Q3 of FY24.

	Third quarter Fiscal 2025		Third quarter Fiscal 2024
Operating income (loss) in millions	$	% of sales	$	% of sales
North America segment	$24.1	1.9%	$39.2	3.0%
International segment	(3.7)	(4.4)%	(9.0)	(9.6)%
Other segment	(1.6)	nm	(3.1)	nm
Corporate and unallocated expenses	(9.6)	nm	(13.8)	nm
Total operating income	$9.2	0.7%	$13.3	1.0%

	Third quarter Fiscal 2025		Third quarter Fiscal 2024
Adjusted operating income (loss) in millions (1)	$	% of sales	$	% of sales
North America segment	$29.9	2.4%	$47.1	3.6%
International segment	(3.3)	(4.0)%	(6.3)	(6.7)%
Other segment	(1.6)	nm	(3.1)	nm
Corporate and unallocated expenses	(8.8)	nm	(13.8)	nm
Total adjusted operating income	$16.2	1.2%	$23.9	1.7%
(1)     See non-GAAP financial measures below.
nm    Not meaningful.
The current quarter income tax expense was $1.4 million compared to $1.9 million in Q3 of FY24. Adjusted income tax expense was $3.2 million compared to $4.6 million in Q3 of FY24.
Diluted EPS was $0.12, up from $0.07 in Q3 of FY24. Diluted EPS in the current quarter includes $0.13 of restructuring and related charges. Excluding these charges (and related tax effects), diluted EPS was $0.24 on an adjusted basis.
The preferred shares had minimal impact on either diluted EPS or adjusted diluted EPS for the third quarter of Fiscal 2025.
Balance Sheet and Statement of Cash Flows Highlights:
Year to date cash used in operating activities was $189.8 million compared to cash used in operating activities of $205.3 million in Q3 of FY24. Cash and cash equivalents were $157.7 million as of quarter end, compared to $643.8 million in Q3 of FY24 due to approximately $1 billion of cash outlays to redeem preferred shares and retire unsecured notes over the last 12 months. Inventory ended the quarter at $2.1 billion, up $40.5 million or 1.9% to Q3 of FY24, reflecting an increase in new merchandise ahead of the holiday shopping season.
In the third quarter, the remaining 212,500 preferred shares were redeemed for an aggregate purchase price of approximately $270 million.
The Company ended the third quarter with an Adjusted Debt to Adjusted EBITDAR ratio of 2.1x on a trailing 12-month basis, well below the stated goal of at or below 2.5x, and was 2.0x on an Adjusted Net Debt basis. Net Debt to Adjusted EBITDA was 0.1x on a trailing 12-month basis.
Capital Returns to Shareholders:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.29 per share for the fourth quarter of Fiscal 2025, payable February 21, 2025 to shareholders of record on January 24, 2025, with an ex-dividend date of January 24, 2025.
In the third quarter Signet repurchased approximately 743,000 common shares at an average cost per share of $89.54, or $66.5 million. The Company had approximately $747.3 million in share repurchase authorization remaining at the end of the third quarter.

Fourth Quarter and Full Year Fiscal 2025 Guidance:

Fourth Quarter
Total sales	$2.38 billion to $2.46 billion
Same store sales	Flat to 3%
Adjusted operating income (1)	$397 million to $427 million
Adjusted EBITDA (1)	$441 million to $471 million
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income and adjusted EBITDA exclude potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs. However, given the potential impact of non-recurring charges to the GAAP operating income, we cannot provide forecasted GAAP operating income or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income or adjusted EBITDA to corresponding forecasted GAAP amounts.

Fiscal 2025
Total sales	$6.74 billion to $6.81 billion
Same store sales	(3%) to (2%)
Adjusted operating income (1)	$540 million to $570 million
Adjusted EBITDA (1)	$715 million to $745 million
Adjusted diluted EPS (1)	$9.62 to $10.08
(1) See description of non-GAAP financial measures below.
Forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS provided above exclude potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted adjusted operating income, adjusted EBITDA and adjusted diluted EPS to corresponding forecasted GAAP amounts.
The Company's Fiscal 2025 guidance is based on the following assumptions:
•Fashion same store sales down low single-digits to approximately flat.
•North America engagement units approximately flat excluding Digital banners (James Allen and Blue Nile), or down 5% to low-single digits when included.
•Approximately (1.5%) impact to sales from Digital banners.
•$190 to $200 million in cost savings initiatives.
•Capital expenditures between $160 to $170 million.
•Annual tax rate of 18.0% to 18.5%, excluding potential discrete items.
•Approximately 46.2 million weighted diluted shares for Fiscal 2025, and exit the year with approximately 43.5 million diluted shares.
•Net square footage decline of approximately 1% for the year.
Our Purpose and Sustainability:
The Signet Team Member Relief Fund ("STMRF"), which provides financial assistance to employees facing personal hardships such as those caused by natural disasters or other emergencies, distributed vital support during the Fall 2024 hurricane season. Following the devastation caused by Hurricanes Helene and Milton, the STMRF provided more than $93,000 in aid to 193 team members who demonstrated a need for short-term, emergency assistance. This support allowed team members to recover faster while expressing a tangible impact of Signet’s Love for All sustainability goals.
Conference Call:
A conference call is scheduled for December 5, 2024 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
Toll Free – North America +1 800 549 8228
International All Other Location: (Toll - Local - New York) – +1 646 564 2877

Conference ID 42846
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/793823202
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,700 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, James Allen, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: executing major business or strategic initiatives, such as expansion of the services business, realizing the benefits of our restructuring plans or new transformation strategies that the Company may develop in the future; difficulty or delay in executing or integrating an acquisition; the impact of the Israel-Hamas conflict on the operations of our quality control and technology centers in Israel; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows, including without limitation risks relating to shifts in consumer spending away from the jewelry category, trends toward more experiential purchases such as travel, the pace at which engagements are expected to recover from the disruption in the dating cycle on engagements caused by COVID-19, and the Company’s ability to capture market share of the bridal category upon the recovery of engagements; general economic or market conditions, including impacts of inflation or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in further impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently issued in the state of California or adopted by the SEC; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Israel-Hamas conflict, the potential sale or divestiture of the De Beers Diamond Company and its diamond mining operations by parent company Anglo-American plc, and the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the costs, retail prices, supply and consumer acceptance of, and demand for gem quality lab-created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and accounting for changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly store associates in regions experiencing low unemployment rates and key executive talent during periods of leadership transition, such as the recent appointment of a new Chief Executive Officer; management of social, ethical and environmental risks; ability to deliver on our environmental, social and governance goals; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; risks associated with the Company’s use of artificial intelligence; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, or acts of war (including the ongoing Russia-Ukraine and Israel-Hamas conflicts).
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2024 Annual Report on Form 10-K filed with the SEC on March 21, 2024 and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations
robert.ballew@signetjewelers.com
or
investorrelations@signetjewelers.com
Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s condensed consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company previously referred to certain non-GAAP measures as non-GAAP operating income, non-GAAP operating margin and non-GAAP diluted EPS. Beginning in Fiscal 2025, these non-GAAP measures are now referred to as adjusted operating income, adjusted operating margin and adjusted diluted EPS, respectively. There have been no changes to how these non-GAAP measures are defined or reconciled to the most directly comparable GAAP measures.
The Company reports the following non-GAAP financial measures: sales changes on a constant currency basis, free cash flow, adjusted operating income, adjusted operating margin, adjusted diluted earnings per share ("EPS"), adjusted earnings before interest, income taxes, depreciation and amortization (“adjusted EBITDA”) and adjusted EBITDAR, and the debt and net debt leverage ratios, including on an adjusted basis.
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
Free cash flow is a non-GAAP measure defined as the net cash (used in) provided by operating activities less purchases of property, plant and equipment. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management to evaluate its overall liquidity needs and determine appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
Adjusted operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes adjusted operating margin, defined as adjusted operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Adjusted diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items are used to estimate adjusted income tax expense and represent the discrete amount that affected the diluted EPS during the period.
Adjusted EBITDA is a non-GAAP measure, defined as earnings before interest and income taxes, depreciation and amortization, share-based compensation expense, other non-operating expense, net and certain non-GAAP accounting adjustments. Adjusted EBITDAR takes this adjusted EBITDA and further excludes minimum fixed rent expense for properties occupied under operating leases. Adjusted EBITDA and Adjusted EBITDAR are considered important indicators of operating performance as they exclude the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments.
The debt and net debt leverage ratios are non-GAAP measures calculated by dividing Signet’s debt or net debt by adjusted EBITDA. Debt as used in these ratios is defined as current or long-term debt recorded in the condensed consolidated balance sheet plus Preferred Shares. Net debt as used in these ratios is debt less the cash and cash equivalents on hand as of the balance sheet date. The adjusted debt and adjusted net debt leverage ratios are non-

GAAP measures calculated by dividing Signet’s adjusted debt or adjusted net debt by adjusted EBITDAR. Adjusted debt is a non-GAAP measure defined as debt recorded in the condensed consolidated balance sheets, plus Preferred Shares, plus an adjustment for operating leases (5x annual rent expense). Adjusted net debt, a non-GAAP measure, is adjusted debt less the cash and cash equivalents on hand as of the balance sheet dates. Management believes these financial measures are helpful to investors and analysts to analyze trends in Signet’s business and evaluate Signet’s performance. The debt and adjusted debt leverage ratios are key to the Company’s capital allocation strategy as measures of the Company’s optimized capital structure. The net debt and adjusted net debt leverage ratios are supplemental to the debt and adjusted debt ratios as both investors and management find it useful to consider cash and cash equivalents available to pay down debt. These ratios are presented on a trailing twelve-month (“TTM”) basis, which uses either adjusted EBITDA or adjusted EBITDAR calculated on the prior four fiscal quarters.
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

	39 weeks ended
(in millions)	November 2, 2024	October 28, 2023
Net cash used in operating activities	$(189.8)	$(205.3)
Purchase of property, plant and equipment	(114.4)	(89.4)
Free cash flow	$(304.2)	$(294.7)
Adjusted operating income

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Total operating income (loss)	$9.2	$13.3	$(41.9)	$205.2
Asset impairments (1)	0.4	0.2	168.5	3.7
Restructuring and related charges (2)	5.8	1.6	11.6	5.8
Loss on divestitures, net (3)	—	1.3	2.5	1.3
Integration-related expenses (4)	—	7.5	1.1	20.1
CEO transition costs (5)	0.8	—	0.8	—
Litigation charges (6)	—	—	—	(3.0)
Total adjusted operating income	$16.2	$23.9	$142.6	$233.1
North America segment adjusted operating income

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
North America segment operating income	$24.1	$39.2	$30.1	$281.0
Asset impairments (1)	0.4	0.2	167.8	3.7
Restructuring and related charges (2)	5.4	0.2	6.2	4.4
Integration-related expenses (4)	—	7.5	1.1	20.1
Litigation charges (6)	—	—	—	(3.0)
North America segment adjusted operating income	$29.9	$47.1	$205.2	$306.2
International segment adjusted operating loss

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
International segment operating loss	$(3.7)	$(9.0)	$(20.9)	$(22.9)
Restructuring and related charges (2)	0.4	1.4	5.4	1.4
Asset impairments (1)	—	—	0.7	—
Loss on divestitures, net (3)	—	1.3	2.5	1.3
International segment adjusted operating loss	$(3.3)	$(6.3)	$(12.3)	$(20.2)

Corporate and unallocated expenses adjusted operating loss

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Corporate and unallocated expenses operating loss	$(9.6)	$(13.8)	$(43.8)	$(48.1)
CEO transition costs (5)	0.8	—	0.8	—
Corporate and unallocated expenses adjusted operating loss	$(8.8)	$(13.8)	$(43.0)	$(48.1)
Adjusted income tax provision

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Income tax expense	$1.4	$1.9	$9.5	$28.6
Asset impairments (1)	0.1	—	11.4	0.9
Restructuring and related charges (2)	1.5	0.5	3.0	1.6
Loss on divestitures, net (3)	—	0.3	0.6	0.3
Integration-related expenses (4)	—	1.9	0.2	5.0
CEO transition costs (5)	0.2	—	0.2	—
Pension settlement loss	—	—	—	4.1
Litigation charges (6)	—	—	—	(0.8)
Adjusted income tax expense	$3.2	$4.6	$24.9	$39.7
Adjusted effective tax rate

	13 weeks ended		39 weeks ended
	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Effective tax rate	16.7%	14.0%	(31.8)%	13.4%
Asset impairments (1)	0.2%	—%	35.5%	0.2%
Restructuring and related charges (2)	3.4%	0.9%	9.3%	0.4%
Loss on divestitures, net (3)	—%	0.6%	1.9%	0.1%
Integration-related expenses (4)	—%	3.5%	0.6%	1.5%
CEO transition costs (5)	0.5%	—%	0.6%	—%
Pension settlement loss	—%	—%	—%	1.1%
Litigation charges (6)	—%	—%	—%	(0.2)%
Adjusted effective tax rate	20.8%	19.0%	16.1%	16.5%
Adjusted diluted EPS

	13 weeks ended		39 weeks ended
(in millions)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Diluted EPS	$0.12	$0.07	$(3.07)	$3.39
Asset impairments (1)	0.01	—	3.80	0.07
Restructuring and related charges (2)	0.13	0.04	0.26	0.11
Loss on divestitures, net (3)	—	0.03	0.06	0.02
Integration-related expenses (4)	—	0.16	0.02	0.38
CEO transition costs (5)	0.02	—	0.02	—
Litigation charges (6)	—	—	—	(0.06)
Tax impact of items above (7)	(0.04)	(0.06)	(0.35)	(0.20)
Deemed dividend on redemption of Preferred Shares (8)	—	—	1.92	—
Dilution effect (9)	—	—	(0.04)	—
Adjusted diluted EPS	$0.24	$0.24	$2.62	$3.71

Adjusted EBITDA and adjusted EBITDAR

	39 weeks ended			53 week period ended	52 week period ended	53 week period ended	52 week period ended
(in millions)	November 2, 2024	October 28, 2023	October 29, 2022	February 3, 2024	January 28, 2023	November 2, 2024	October 28, 2023
Calculation:	A	B	C	D	E	A + D - B	B + E - C

Net (loss) income	$(39.4)	$184.2	$99.4	$810.4	$376.7	$586.8	$461.5
Income taxes	9.5	28.6	(15.0)	(170.6)	74.5	(189.7)	118.1
Interest (income) expense, net	(10.0)	(10.0)	11.4	(18.7)	13.5	(18.7)	(7.9)
Depreciation and amortization	110.6	129.4	123.5	161.9	164.5	143.1	170.4
Amortization of unfavorable contracts	(1.4)	(1.4)	(1.4)	(1.8)	(1.8)	(1.8)	(1.8)
Other non-operating (income) expense, net (10)	(2.0)	2.4	139.6	0.4	140.2	(4.0)	3.0
Share-based compensation	20.4	36.4	34.3	41.1	42.0	25.1	44.1
Other accounting adjustments (11)	184.5	27.9	210.3	21.3	245.5	177.9	63.1
Adjusted EBITDA	$272.2	$397.5	$602.1	$844.0	$1,055.1	$718.7	$850.5
Rent expense	327.8	330.7	332.4	439.8	446.5	436.9	444.8
Adjusted EBITDAR	$600.0	$728.2	$934.5	$1,283.8	$1,501.6	$1,155.6	$1,295.3
Debt and net debt leverage ratios

	As of
(in millions)	November 2, 2024	October 28, 2023
Debt and net debt:
Current portion of long-term debt	$—	$147.6
Long-term debt	253.0	—
Redeemable Series A Convertible Preference Shares	—	655.1
Debt	$253.0	$802.7
Less: Cash and cash equivalents	157.7	643.8
Net debt	$95.3	$158.9

TTM Adjusted EBITDA	$718.7	$850.5

Debt leverage ratio	0.4x	0.9x

Net debt leverage ratio	0.1x	0.2x

Adjusted debt and adjusted net debt leverage ratios

	As of
(in millions)	November 2, 2024	October 28, 2023
Adjusted debt and adjusted net debt:
Current portion of long-term debt	$—	$147.6
Long-term debt	253.0	—
Redeemable Series A Convertible Preference Shares	—	655.1
Adjustments:
TTM 5x rent expense	2,184.5	2,224.0
Adjusted debt	$2,437.5	$3,026.7
Less: Cash and cash equivalents	157.7	643.8
Adjusted net debt	$2,279.8	$2,382.9

TTM Adjusted EBITDAR	$1,155.6	$1,295.3

Adjusted debt leverage ratio	2.1x	2.3x

Adjusted net debt leverage ratio	2.0x	1.8x
Footnotes to Non-GAAP Reconciliation Tables
(1)    Primarily includes asset impairment charges related to goodwill and indefinite-lived intangible assets recognized in the second quarter.
(2)    Restructuring and related charges were incurred primarily as a result of the Company’s rationalization of its store footprint and reorganization of certain centralized functions. The 13 and 39 weeks ended November 2, 2024 include $0.6 million recorded to cost of sales.
(3)    Includes net losses from the previously announced divestiture of the UK prestige watch business.
(4)    Fiscal 2025 includes severance and retention expenses related to the integration of Blue Nile which were recorded to SG&A. Fiscal 2024 includes primarily severance and retention, exit and disposal, and system decommissioning costs incurred for the integration of Blue Nile. The 13 and 39 weeks ended October 28, 2023 includes $0.0 million and $1.4 million, respectively, recorded to cost of sales, and $7.5 million and $18.7 million, respectively, recorded to SG&A.
(5)    Primarily includes professional fees incurred for the search for the Company’s recently appointed CEO which were recorded to SG&A.
(6)    Includes a credit to income related to the adjustment of a prior litigation accrual recognized in Fiscal 2023.
(7)    The Fiscal 2024 tax effect includes a $0.07 impact of the other comprehensive income recognized in earnings from the release of the remaining tax benefit associated with the buy-out of the UK pension completed in the first quarter of Fiscal 2024.
(8)    The Company recorded a deemed dividend to net income (loss) attributable to common shareholders of $85.2 million in Fiscal 2025, which represents the excess of the conversion value of the Preferred Shares over their carrying value upon redemption and includes $1.6 million of related expenses.
(9)    Adjusted diluted EPS for the 39 weeks ended November 2, 2024 was calculated using 45.9 million diluted weighted average common shares outstanding. The additional dilutive shares were excluded from the calculation of GAAP diluted EPS as their effect was antidilutive.
(10)    For the 39 weeks ended October 29, 2022 and 52 weeks ended January 28, 2023 non-operating expenses primarily includes pre-tax pension settlement charges of $132.8 million and $133.7 million, respectively.
(11)    Other accounting adjustments are inclusive of those items described within footnotes 1 through 6 above. Additional accounting adjustments include litigation charges; acquisition and integration-related expenses, including the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile, as well as direct transaction-related and integration costs, primarily professional fees and severance, incurred related to the acquisition of Blue Nile; and certain asset impairments as previously disclosed in prior periods.

Condensed Consolidated Statements of Operations (Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Sales	$1,349.4	$1,391.9	$4,351.2	$4,673.5
Cost of sales	(864.1)	(890.6)	(2,727.2)	(2,929.4)
Gross margin	485.3	501.3	1,624.0	1,744.1
Selling, general and administrative expenses	(469.6)	(484.2)	(1,483.4)	(1,525.8)
Asset impairments, net	(0.7)	(0.1)	(169.3)	(5.7)
Other operating expense, net	(5.8)	(3.7)	(13.2)	(7.4)
Operating income (loss)	9.2	13.3	(41.9)	205.2
Interest (expense) income, net	(1.0)	2.6	10.0	10.0
Other non-operating income (expense), net	0.2	(2.3)	2.0	(2.4)
Income (loss) before income taxes	8.4	13.6	(29.9)	212.8
Income taxes	(1.4)	(1.9)	(9.5)	(28.6)
Net income (loss)	$7.0	$11.7	$(39.4)	$184.2
Dividends on redeemable convertible preferred shares	(1.6)	(8.7)	(96.8)	(25.9)
Net income (loss) attributable to common shareholders	$5.4	$3.0	$(136.2)	$158.3

Earnings (loss) per common share:
Basic	$0.12	$0.07	$(3.07)	$3.51
Diluted	$0.12	$0.07	$(3.07)	$3.39
Weighted average common shares outstanding:
Basic	43.9	44.7	44.3	45.1
Diluted	44.7	45.6	44.3	54.3

Dividends declared per common share	$0.29	$0.23	$0.87	$0.69

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	November 2, 2024	February 3, 2024	October 28, 2023
Assets
Current assets:
Cash and cash equivalents	$157.7	$1,378.7	$643.8
Inventories	2,136.2	1,936.6	2,095.7
Income taxes	70.7	9.4	9.1
Other current assets	174.2	211.9	269.7
Total current assets	2,538.8	3,536.6	3,018.3
Non-current assets:
Property, plant and equipment, net	501.0	497.7	509.8
Operating lease right-of-use assets	1,034.2	1,001.8	1,023.1
Goodwill	631.5	754.5	754.5
Intangible assets, net	358.7	402.8	405.6
Other assets	320.3	319.3	316.3
Deferred tax assets	300.8	300.5	37.3
Total assets	$5,685.3	$6,813.2	$6,064.9
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Current portion of long-term debt	$—	$147.7	$147.6
Accounts payable	642.5	735.1	644.9
Accrued expenses and other current liabilities	351.6	400.2	412.1
Deferred revenue	337.7	362.9	346.2
Operating lease liabilities	263.8	260.3	267.7
Income taxes	38.6	69.8	52.6
Total current liabilities	1,634.2	1,976.0	1,871.1
Non-current liabilities:
Long-term debt	253.0	—	—
Operating lease liabilities	851.6	835.7	855.1
Other liabilities	88.1	96.0	94.6
Deferred revenue	864.3	881.8	856.5
Deferred tax liabilities	195.1	201.7	160.3
Total liabilities	3,886.3	3,991.2	3,837.6
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	—	655.5	655.1
Shareholders’ equity:
Common shares	12.6	12.6	12.6
Additional paid-in capital	118.7	230.7	227.1
Other reserves	0.4	0.4	0.4
Treasury shares at cost	(1,725.5)	(1,646.9)	(1,626.5)
Retained earnings	3,657.5	3,835.0	3,227.7
Accumulated other comprehensive loss	(264.7)	(265.3)	(269.1)
Total shareholders’ equity	1,799.0	2,166.5	1,572.2
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$5,685.3	$6,813.2	$6,064.9

Condensed Consolidated Statements of Cash Flows (Unaudited)

	39 weeks ended
(in millions)	November 2, 2024	October 28, 2023
Operating activities
Net (loss) income	$(39.4)	$184.2
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	110.6	129.4
Amortization of unfavorable contracts	(1.4)	(1.4)
Share-based compensation	20.4	36.4
Deferred taxation	(6.5)	40.2
Asset impairments, net	169.3	5.7
Other non-cash movements	4.3	4.3
Changes in operating assets and liabilities:
Inventories	(189.5)	14.8
Other assets	38.0	(41.7)
Accounts payable	(101.5)	(221.5)
Accrued expenses and other liabilities	(45.9)	(253.2)
Change in operating lease assets and liabilities	(14.0)	(34.5)
Deferred revenue	(41.8)	(48.0)
Income tax receivable and payable	(92.4)	(20.0)
Net cash used in operating activities	(189.8)	(205.3)
Investing activities
Purchase of property, plant and equipment	(114.4)	(89.4)
Other investing activities, net	(6.6)	(4.5)
Net cash used in investing activities	(121.0)	(93.9)
Financing activities
Dividends paid on common shares	(36.0)	(29.7)
Dividends paid on redeemable convertible preferred shares	(18.5)	(24.6)
Repurchase of common shares	(113.8)	(117.5)
Repurchase of redeemable convertible preferred shares	(812.9)	—
Repayment of Senior Notes	(147.8)	—
Proceeds from ABL	253.0	—
Payment of debt issuance costs	(4.3)	—
Other financing activities, net	(28.2)	(47.9)
Net cash used in financing activities	(908.5)	(219.7)
Cash and cash equivalents at beginning of period	1,378.7	1,166.8
Decrease in cash and cash equivalents	(1,219.3)	(518.9)
Effect of exchange rate changes on cash and cash equivalents	(1.7)	(4.1)
Cash and cash equivalents at end of period	$157.7	$643.8

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On November 2, 2024, Signet operated 2,655 stores totaling 4.1 million square feet of selling space. Compared to year-end Fiscal 2024, store count decreased by 43 and square feet of selling space decreased 0.7%.

Store count by segment	February 3, 2024	Openings	Closures	November 2, 2024
North America segment	2,411	8	(30)	2,389
International segment	287	—	(21)	266
Signet	2,698	8	(51)	2,655